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                                                                    EXHIBIT 99.1

                       ADVANCED MARKETING SERVICES, INC.
                    SIGNS $60 MILLION SENIOR CREDIT FACILITY
                        WITH WELLS FARGO FOOTHILL, INC.

SAN DIEGO, CALIFORNIA, APRIL 29, 2004 / BUSINESS WIRE / - Advanced Marketing Services, Inc. (NYSE: MKT), a leading global provider of customized wholesaling and distribution services to book retailers and publishers, announced that it has signed a new, five-year, $60 million revolving secured credit facility with Wells Fargo Foothill, part of Wells Fargo & Company (NYSE: WFC). This new agreement replaces the Company's $45 million credit facility previously provided by other lenders.

"We are very pleased about our new relationship with Wells Fargo Foothill," commented Bruce C. Myers, AMS Executive Vice President and Chief Financial Officer. "Securing new financing was a top priority of the new AMS management, and we are very impressed with the agility, responsiveness, and immediate grasp of our business needs demonstrated by Wells Fargo Foothill. We believe this new credit facility will help further our efforts to grow our company."

Mr. Myers continued, "The new credit facility is for a term of five years and is based principally on our accounts receivable. The Company currently has availability of $60 million under the new credit facility, which we believe resolves the tight liquidity situation we disclosed in March 2004. In addition, we no longer need monthly forbearances required under the prior loan agreement with our lenders."

"We are pleased to provide Advanced Marketing Services with this credit facility to support the company's working capital needs and plans for future growth," said Scott R. Diehl, President of the Commercial Finance Division of Wells Fargo Foothill. "With more than twenty years of success in providing customized services to the world of book retailers and publishers, we are proud to welcome AMS as a Wells Fargo Foothill customer."

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A summary of the terms of the new credit facility is included in a Form 8-K that will be filed with the Securities and Exchange Commission. The new credit facility prohibits the payment of cash dividends on our common stock.

ABOUT WELLS FARGO FOOTHILL

Wells Fargo Foothill is a leading provider of senior secured financing to middle-market companies across the United States and Canada. It is part of Wells Fargo & Company, a diversified financial services company with $397 billion in assets, providing banking, insurance, investments, mortgage and consumer finance from more than 5,900 stores and the Internet www.wellsfargo.com across North America and elsewhere internationally. Wells Fargo Bank, N.A. is the only "Aaa"-rated bank in the United States. For more information, visit Wells Fargo Foothill on the Internet at www.wffoothill.com

ABOUT ADVANCED MARKETING SERVICES

Headquartered in San Diego, California, Advanced Marketing Services (AMS) is a leading global provider of customized wholesaling, distribution and publishing services to the book industry. The Company has operations in the U.S., Canada, Mexico, Singapore, the United Kingdom and Australia and employs approximately 1,400 people worldwide. AMS provides a full range of value-added services that provide its retail customers with book buying advice and expert supply chain management, including advertising and promotional support, to ensure the success of their book programs. The company's proprietary Vendor Managed Inventory (VMI) software is a unique tool that allows its book specialists to efficiently and effectively manage the book distribution supply chain for the benefit of its membership warehouse club customers. Publishers Group Worldwide (PGW), the global book distribution arm of AMS, provides independent publishers with exclusive full service English language sales and distribution services. PGW ranks as one of the top 10 book vendors in the United States and is also the largest North American distributor for independent publishers.

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Recent press releases on Advanced Marketing Services, Inc. are available on both the Company's Website, www.advmkt.com, and on Business Wire, www.businesswire.com.

Forward-looking statements in this news release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements that involve risks and uncertainties, and include the statements that: (1) the new credit facility will help future efforts to grow the company; and (2) the new facility resolves the tight liquidity situation that was disclosed in March 2004. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements including factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.

FOR FURTHER INFORMATION:

                                                Media Contacts:
Investor Relations:                             The McQuerter Group
Chuck Williams                                  Greg McQuerter or Tina Wilmott
Director of Investor Relations                  (858) 450-0030 x140
Advanced Marketing Services, Inc.               twilmott@mcquerter.com
(858) 450-3545
chuckw@advmkt.com